EXHIBIT 16.1
                                                                    ------------


                       [PricewaterhouseCoopers Letterhead]





PricewaterhouseCoopers LLP
400 Campus Drive
P.O. Box 988
Florham Park, NJ 07932
Telephone (973) 236-4000
Facsimile (973) 236-5000



September 28, 2005



Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

Commissioners:

We have read the statements made by Duane Reade Holdings, Inc., which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K report of Duane Reade Holdings, Inc. dated September 27, 2005. We agree with the statements concerning our Firm in such Form 8-K. However, we make no comment whatsoever regarding the current status of material weaknesses or any remedial actions taken with respect to such material weaknesses.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP